SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report
(Date of earliest event reported)
JULY 15, 2002

WWBROADCAST.NET INC.
(Exact name of Registrant as specified in its charter)

WYOMING	333-41516	98-0226032
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.

SUITE 1600, 777 DUNSMUIR STREET
PO BOX 10425 PACIFIC CENTRE
VANCOUVER, BRITISH COLUMBIA CANADA V7Y 1K4
(Address of principal executive offices) (Zip code)

(604) 687-9931
(Registrant's telephone number, including area code)

SUITE 2200, 885 W. GEORGIA STREET
VANCOUVER, BRITISH COLUMBIA CANADA V6C 3E8
(Former name or former address, if changed since last report)

ITEM 1. CHANGES IN CONTROL OF REGISTRANT

The following events have resulted in a change of control of the Company:

Transaction with Grant Sutherland

On June 4, 2002, Grant Sutherland purchased 400,000 restricted shares of common stock from Sedun De Witt Capital Corp. ("SDCC"), an affiliate of the Company in consideration of CDN$100,000. The sale by SDCC was a 4(1 1/2) transaction and when the shares were acquired from SDCC, a new holding period was impressed upon the shares. Prior to the transaction, Mr. Sutherland owned 150,000 shares of the Company's common stock which represented 6.1% of the total outstanding shares. After the transaction was completed, Mr. Sutherland owned 550,000 shares which represented 22.3% of the total shares of common stock outstanding. Prior to the transaction, SDCC owned 452,000 shares of the Company's common stock which represented 18.3% of the total shares of common stock outstanding. After the transaction was completed, SDCC owned 52,000 shares of common stock which represented 2.1% of the total shares of common stock outstanding.

Consolidation of Shares

On July 5, 2002, the Company reverse split its shares of common stock on a 1 for 5 basis. Prior to the reverse stock split, there were 12,314,054 shares of common stock outstanding. After the reverse stock split, there were 2,462,811 shares of common stock outstanding.

Private Placement

On July 5, 2002, the Company completed a private placement of 4,416,667 units (on a post reverse split basis) at a price of C$0.12 per unit for a total of C$530,000. Each unit consisted of one common share and one non-transferable share purchase warrant which entitles the holder to subscribe for one additional common share of the Company over a two year period at a price of C$0.16. The units will be subject to applicable Canadian and U.S. holding periods.

Participants in the private placement included certain affiliates of the Company. SDCC purchased 2,366,339 units. SDCC is a company owned equally by two private Canadian companies, Alcaron Capital Corp. and Haymar Investments Inc., which are owned by Alison Sedun and Marianne De Witt, respectively, who are married to Gregg Sedun and David De Witt, directors of the Company. Mr. Sedun and Mr. De Witt are also directors of SDCC. Mrs. De Witt, individually, purchased 668,333 units of the private placement. Alcaron Capital Corp. purchased 668,333 units of the Private Placement. The balance of the placement, 713,662 units, was purchased by several unrelated non-affiliate parties.

The private placement was exempt from U.S. registration pursuant to Regulation S of the U.S. Securities Act of 1933 (the "Act"). All of the units were sold to non- US persons outside the US.

The proceeds of the private placement funds will be used to settle a portion of the debts incurred by the Company over the past 18 months and for working capital.

Settlement with Creditors

Effective July 8, 2002, the Company completed a shares for debt settlement for a portion of its debt, under which a total of 3,262,468 shares of common stock were issued to settle approximately C$391,500 of debt, on the basis of one common share for each C$0.12 of debt on a post consolidated basis.

Creditors who settled their debt for shares included SDCC. SDCC settled debt consisting of CDN$283,960 in exchange for 2,666,667 shares of the Company. The other creditor who settled in exchange for shares was Chris de Groot who settled debt of CDN $107,535 in exchange for 896,129 shares.

Summary

As of the date hereof based upon of the aforementioned events the Company has a total of 10,141,946 common shares issued and outstanding.

The table below summarizes the principal positions known to the Company.

Name & Address of Beneficial Owner	Relationship to Company	Position before Reorganization		Position post Reorganization
		Shares (1)	% of Class	Shares	% of Class
David De Witt 4718 W. 6th Avenue Vancouver, BC V6T 1C5	President & Director	172,555	7%	172,555	1.7%
Gregg Sedun 6015 Alma Street Vancouver, BC V6N 1Y3	Director	427,726(2)	17.4%	427,726	4.2%
Grant Sutherland 905-1288 Marinaside Vancouver, BC V6Z 2W5	Investor	550,000	22.3%	550,000	5.4%
Alcaron Capital Corp. 1600-777 Dunsmuir Vancouver, BC V7Y 1K4	Owned by Spouse of Director	-- (3)	0.0%	668,333(4)	6.6%
Sedun De Witt Capital 1600-777 Dunsmuir Vancouver, BC V7Y 1K4	Owned by Spouses of Director	52,000	2.1%	5,085,006(5)	50.1%
Marianne De Witt 4718 W. 6th Avenue Vancouver, BC V6T 1C5	Spouse of Director	53,850	2.2%	722,183(6)	7.1%
Alison Sedun 6015 Alma Street Vancouver, BC V6N 1Y3	Spouse of Director	54,850	2.2%	54,850	0.5%
Chris de Groot 9079 Banford Road Chilliwack, BC V2P 6H3	Investor	--	0.0%	896,129	8.8%
		1,310,981	53.2%	876,782	84.6%

(1) Share balances reflect the five for one consolidation mentioned above.
(2) Shares indicated as being beneficially owned by Mr. Sedun include 213,863 shares held by 513815 B.C. Ltd., a private company controlled by Mr. Sedun.
(3) Balance does not include shares held by SDCC which is 50% owned by ACC.
(4) ACC also owns 668,333 warrants exercisable at CDN$0.16, expiring July 4, 2004.
(5) SDCC also owns 2,666,667 warrants exercisable at CDN$0.16, expiring July 4, 2004.
(6) Mrs. De Witt also owns 668,333 warrants exercisable at CDN$0.16, expiring July 4, 2004.

ITEM 5. OTHER MATTERS

The Company's shares of common stock are traded on the Canadian TSX Venture Exchange. Effective July 5, the Company's symbol on the TSX Venture Exchange changed from WW.U to BRD.U.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

WWBROADCAST.NET INC.
(Registrant)

Date: July 15, 2002

/s/ David De Witt
David De Witt
President and Director